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EXHIBIT 12

GTE NORTH INCORPORATED AND SUBSIDIARY

Statements of the Consolidated Ratio of Earnings to Fixed Charges


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
                                                                    Years Ended December 31,
                                                --------------------------------------------------------------
                                                   1998         1997         1996         1995         1994
                                                ----------   ----------   ----------   ----------   ----------
                                                               (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges           $    559.3   $    731.5   $    551.5   $    493.3   $    476.3
  Add - Income taxes                                 347.7        425.9        321.2        271.7        284.3
      - Fixed charges                                164.5        138.6        129.1        128.1        121.9
                                                ----------   ----------   ----------   ----------   ----------

Adjusted earnings                               $  1,071.5   $  1,296.0   $  1,001.8   $    893.1   $    882.5
                                                ==========   ==========   ==========   ==========   ==========

Fixed charges:
  Interest expense                              $    151.8   $    128.7   $    120.6   $    118.9   $    112.8
  Portion of rent expense
      representing interest                           12.7          9.9          8.5          9.2          9.1
                                                ----------   ----------   ----------   ----------   ----------

Adjusted fixed charges                          $    164.5   $    138.6   $    129.1   $    128.1   $    121.9
                                                ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED
  CHARGES                                             6.51         9.35         7.76         6.97         7.24
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